SCHEDULE 14A
                         (Rule 14a-101)
            Information Required in Proxy Statement
                    SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934
Filed by the Registrant  [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
 [X]    Preliminary Proxy Statement
        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
        Definitive Proxy Statement
        Definitive Additional Materials
        Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
           Stratton Monthly Dividend Shares, Inc.
        (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  [X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.
        $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).
        Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
        (1) Title of each class of securities to which transaction applies:

        (2)   Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        (4)   Proposed maximum aggregate value of transaction:

        (5)   Total fee paid:

        Fee paid previously with preliminary materials.
        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1)   Amount Previously Paid:

        (2)   Form, Schedule or Registration Statement No.:

        (3)   Filing Party:

        (4)   Date filed:

             STRATTON MONTHLY DIVIDEND SHARES, INC.






Dear Shareholder:

Enclosed you will find a notice of an upcoming shareholder vote in your fund. Please take a few minutes to read through all the materials. Your management is attempting to expand the Fund's selection of investments of high dividend paying securities.

It is extremely important that you vote your shares by sending the proxy card back in the enclosed envelope at your earliest convenience.

If you have any questions please call a Fund's service representative at 1-800-634-5726.

Thank you very much for your many years of continued support of Stratton Monthly Dividend Shares.


Sincerely,



James W. Stratton
Chairman

             STRATTON MONTHLY DIVIDEND SHARES, INC.
                         ______________

           NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         ______________

                                               October 15, 1996

        To the Shareholders of Stratton Monthly Dividend Shares, Inc. (the "Fund"):

        A Special Meeting of Shareholders of the Fund will be held on November 29, 1996, at 8:00 a.m. (Eastern Time), at the offices of the Fund, Plymouth Meeting Executive Campus, 610 W. Germantown Pike, Suite 300, Plymouth Meeting, Pennsylvania 19462, for the following purposes:

        (1) To approve a change to the Fund's policy of investing at least 25% of its assets in securities of public utility companies engaged in the production, transmission or distribution of electric, energy, gas, water or telephone service so that the policy includes securities of Real Estate Investment Trusts in addition to securities of companies in the foregoing industries; and

        (2) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The proposal referred to above is discussed in the Proxy Statement attached to this Notice. Shareholders of record at the close of business on October 2, 1996, have the right to vote at the meeting. WE URGE YOU TO FILL IN, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU SIGN, DATE AND RETURN YOUR PROXY CARD BUT GIVE NO VOTING INSTRUCTIONS, YOUR SHARES WILL BE VOTED "FOR" THE PROPOSAL NOTICED ABOVE. IN ORDER TO AVOID THE ADDITIONAL EXPENSES TO THE FUND OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN COMPLETING AND RETURNING YOUR PROXY PROMPTLY.

        Your Directors unanimously recommend you vote in favor of the proposal.

                    Patricia L. Sloan
                    Secretary

               STRATTON MONTHLY DIVIDEND SHARES, INC.
               Plymouth Meeting Executive Campus
               610 W. Germantown Pike, Suite 300
              Plymouth Meeting, Pennsylvania 19462


                        PROXY STATEMENT


        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Stratton Monthly Dividend Shares, Inc. (the "Fund") for use at a Special Meeting (the "Meeting") of shareholders of the Fund to be held at the offices of the Fund, Plymouth Meeting Executive Campus, 610 W. Germantown Pike, Suite 300, Plymouth Meeting, Pennsylvania 19462 on November 29, 1996 at 8:00 a.m. (Eastern Time). It is expected that the solicitation of proxies will be primarily by mail. The Fund's officers and service contractors may also solicit proxies by telephone, telegraph, facsimile or personal interview, and will tabulate proxies. The Fund will bear all proxy solicitation costs. Shareholder Communications Corp. has been retained to solicit proxies in connection with the Meeting for a fee not to exceed $7,500. It is anticipated that banks, brokerage houses, and other custodians will be requested on behalf of the Fund to forward solicitation material to their principals to obtain authorizations for the execution of proxies. Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting to the Fund a written notice of revocation or a subsequently executed proxy, or by attending the Meeting and electing to vote in person. This Proxy Statement and the enclosed proxy are expected to be distributed to shareholders on or about October 15, 1996.

        Only shareholders of record at the close of business on October 2, 1996 will be entitled to vote at the Meeting. On that date, there were ______________________ shares of common stock, par value $1.00 per share ("Share" or "Shares"), of the Fund outstanding and entitled to be voted at the Meeting. Each Share or fraction thereof is entitled to one vote or a fraction thereof.

        Please sign and date the enclosed proxy and mail it in the enclosed reply envelope addressed to Fund/Plan Services, Inc., 2 W. Elm Street, P.O. Box 874, Conshohocken, PA 19428-0874.

        The Fund will furnish to shareholders upon request, without charge, copies of its most recent Annual Report to Shareholders and its most recent Semi-Annual Report succeeding the Annual Report. Requests for such reports should be directed to the Fund, c/o Fund/Plan Services, Inc., 2 W. Elm Street, P.O. Box 874, Conshohocken, PA 19428-0874, or by calling 1-800-634-5726. Such reports are not to be regarded as proxy soliciting material.

                           PROPOSAL

            CHANGE TO INDUSTRY CONCENTRATION POLICY

        The Fund's investment objective is to seek a high rate of return from dividend and interest income on its investments in common stock and securities convertible into common stock. In pursuing this objective, the Fund is required to invest at least 25% of its assets in securities of public utility companies engaged in the production, transmission or distribution of electric, energy, gas, water or telephone services and may not invest 25% or more of its assets in any other industry. This industry concentration policy is a "fundamental" policy which may not be changed without the approval of the holders of a majority of the Fund's outstanding Shares.

        At the September 24, 1996 meeting of the Fund's Board of Directors, Stratton Management Company ("SMC"), the Fund's investment adviser, recommended that the Fund's industry concentration policy be expanded to include Real Estate Investment Trusts ("REITs"), in addition to public utility companies. SMC believes that this change in the Fund's industry concentration policy will enhance the Fund's ability to achieve a high rate of return from dividend and interest income earned on its investments as well as create a greater opportunity to realize long-term capital appreciation. The Fund's Board of Directors unanimously approved the proposed change to the Fund's industry concentration policy at the September 24, 1996 Board meeting, and recommended that the shareholders of the Fund be asked to approve the change.

        If approved by shareholders, the Fund's policy on concentration of its investments would read as follows:

        "The Fund will invest at least 25% of its assets in securities of real estate investment trusts and of public utility companies engaged in the production, transmission or distribution of electric, energy, gas, water or telephone services."

        At the present time, the Fund has approximately ___% of its assets invested in securities of public utility companies and ___% in securities of REITs. The annual rate of income from the Fund's current investment portfolio is 9.0% from REITs, 7.9% from electric utilities and 7.0% from telephone utilities. The impetus for SMC's recommendation to change the Fund's industry concentration policy was that dividend growth for the electric utility industry has been slowing noticeably. Over the last five years, the earnings per share growth rate has been 3.9% annually and the dividend per share growth rate has been 2.1% annually (including dividend cuts) for electric utility companies. Over the past ten years, several electric utility companies reduced their dividend rate. SMC believes that the documented trend in earnings per share growth will continue.

        There are two major reasons for the decline in earnings growth for electric utility companies. The first is the advent of competition in the previously regulated and monopolistic electric utility industry. Both Federal and State governments have encouraged open access to transmission lines and distribution networks to increase competition to serve utility customers. The monopoly status that the industry had enjoyed in the past is being eroded. This is good for consumers as it should produce price competition and lower rates. In this case, however, what is good for consumers is not necessarily good for investors, as this will likely produce lower rates of return on equity.

        The second major factor affecting earnings growth in the electric utility industry has been the growing hostility of regulators to the industry over the last fourteen years and the growing strength of consumer advocates. Utility rates of return on equity have been declining steadily and there is no indication that a rebalancing of power between consumers and shareholders is likely to occur in the near future. In addition, capital spending plans for electric utility companies have been sharply reduced, which implies that they will not need to raise new equity capital in the near future. As a result, public utility regulatory commissions have little concern with the low rates of return on equity because the utility companies do not need to attract new investors to the market as they did in the 1970's and early 1980's when construction spending was high.

        Dividend payout ratios in the electric utility industry are also under pressure. A number of companies have cut their dividends and produced a lower dividend payout ratio, using as a justification the need to prepare themselves to finance competition when it arrives in their market place. These low payout ratios of utility earnings can have the effect of removing a stock from consideration for the Fund's portfolio universe. Owning low payout ratio utility stocks would not provide enough income to the Fund to maintain the Fund's current dividend rate. SMC believes that if the Fund were to remain concentrated solely in the utility industry, there is a strong likelihood that the Fund's regular monthly dividend would have to be reduced. There is no assurance, however, that changing the Fund's industry concentration policy to permit greater investments in REITs will enable the Fund to maintain its current dividend rate.

        The Fund has invested in REITs since 1987 and SMC has substantial experience in this market segment. SMC is currently overseeing investments totaling $85 million in REITs as part of its total investments under management of $1.4 billion. Equity REITs invest directly in real property while mortgage REITs invest in mortgages on real property. Although the proposed industry concentration policy would cover both equity and mortgage REITs, SMC expects that the Fund will initially focus primarily on equity REITs. REITs may be subject to certain risks associated with the direct ownership of real estate including declines in the value of real estate, risks related to general and local economic conditions, overbuilding and increased competition, increases in property taxes and operating expenses, and variations in rental income. In addition, equity REITs may be affected by changes in the value of the underlying properties they own, while mortgage REITs may be affected by the quality of credit extended. REITs are also subject to heavy cash flow dependency, defaults by borrowers, self liquidation and the possibility of failing to qualify for tax-free pass-through of income under the Internal Revenue Code and to maintain exemption from the Investment Company Act of 1940. REITs pay dividends to their shareholders based upon available funds from operations and these dividends may exceed a REIT's taxable earnings and profits resulting in the excess portion of such dividends being designated as a return of capital. The Fund intends to include the gross dividends from REITs in its monthly distribution to its shareholders and, accordingly, a portion of the Fund's distributions may also be designated as a return of capital.

        The market for REITs has grown substantially in recent years reaching a total of $57.5 billion in assets at the end of 1995, up from $15.7 billion at the end of 1992. The chart set forth below shows the total market capitalization of the REIT industry for the last twenty-three years. In 1990, the largest market capitalization of an individual REIT was $633 million; currently there are forty-five REITs that have market capitalizations in excess of $500 million and eleven with capitalizations in excess of $1 billion. There is a great variety of types of real estate properties that are owned by REITs, including health care facilities, regional malls, office centers, hotels and industrial buildings.

           MARKET CAPITALIZATION OF THE REIT INDUSTRY
                            1972-95

        [Bar graph illustrating the growth in the market capitalization of the REIT industry from 1972 through 1995]

 Source:  National Association of Real Estate Investment Trusts

Year                        # of REITS               All Mkt. Cap ( $mil)
1971                             34                       $1,494.3
1972                             48                       $1,880.9
1973                             53                       $1,393.5
1974                             57                       $712.4
1975                             57                       $885.9
1976                             62                       $1,308.0
1977                             69                       $1,628.1
1978                             71                       $1,412.4
1979                             73                       $1,754.0
1980                             75                       $2,298.6
1981                             76                       $2,438.9
1982                             66                       $3,298.6
1983                             59                       $4,329.1
1984                             59                       $5,152.3
1985                             62                       $7,711.8
1986                             95                       $10,078.4
1987                             110                      $9,702.4
1988                             117                      $11,435.2
1989                             120                      $11,662.2
1990                             119                      $8,737.1
1991                             138                      $12,955.2
1992                             142                      $15,680.2
1993                             189                      $32,158.7
1994                             226                      $44,308.0
1995                             219                      $57,514.0

        There are presently twenty-six REIT dedicated mutual funds, up from ten in 1993. These twenty-six funds had total assets of $2.8 billion as of the end of June 1996.

        Pension funds have traditionally invested directly in real estate and not used REITs as investment vehicles because of the small size of the REIT market, but this is changing. The California State Teachers Retirement System, with assets of $62.5 billion, is evaluating swapping a portion of their fund's direct investment in real estate, totaling $1.8 billion, into REIT shares.

        Attached hereto as Appendix A is certain comparative total return information for the NAREIT Equity Index, Dow Jones Utility Average and Standard & Poor's 500 Index. This information illustrates that although the utility sector performed well in 1995, equity REITs have outperformed utility stocks over the last ten years. Mortgage REITs have outperformed equity REITs in recent years, however, over the long run equity REITs have performed better than mortgage REITs. As noted above, the Fund intends to initially focus on equity REITs rather than mortgage REITs. Although past performance is not predictive of future results, SMC believes that it is an opportune time to invest in REITs.

        It is the belief of SMC, supported by the Fund's Board of Directors, that the Fund's primary mission of maintaining and distributing a high level of dividend income would be significantly enhanced by allowing the Fund to concentrate its assets in both REITs and public utility companies. In addition, SMC believes the possibilities of capital growth appear to be better in the REIT industry. If the shareholders approve the proposed change in the Fund's industry concentration policy, within a short period of time after the Meeting it is likely that the percentage of the Fund's assets invested in REITs and public utilities will exceed 80%, with a mix of about 60% in REITs and about 20% in public utilities.

   THE FUND'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
     SHAREHOLDERS VOTE "FOR" APPROVAL OF THE CHANGE TO THE
              FUND'S INDUSTRY CONCENTRATION POLICY


        Under the 1940 Act, the proposal must be approved by the holders of a majority of the outstanding Shares of the Fund. As used in this Proxy Statement, a majority of the outstanding Shares of the Fund means the lesser of (i) 67 percent of the Shares of the Fund present at the Meeting if the holders of more than 50 percent of the outstanding Shares of the Fund are present in person or by proxy, or (ii) more than 50 percent of the outstanding Shares of the Fund. If a proxy is properly executed and returned accompanied by instructions to withhold authority, or is marked with an abstention, the shares represented thereby will be considered to be present at the Meeting for purposes of determining the existence of a quorum for the transaction of business. Abstentions will have the same effect as casting a vote against the proposal. Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote Shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated the same as abstentions. If approved by the holders of a majority of the outstanding Shares of the Fund, it is anticipated that the change in the Fund's industry concentration policy will become effective as soon as practicable following the Meeting. If the holders of a majority of the outstanding Shares of the Fund do not approve the change in the Fund's industry concentration policy, the existing concentration policy will remain in effect.

        In the event that a quorum of the outstanding Shares of the Fund is not represented at the Meeting or at any adjournment thereof, or, even though a quorum is so represented, in the event that sufficient votes to approve the proposal are not received, the persons named as proxies may propose and vote for one or more adjournments of the Meeting to be held within a reasonable time after the date originally set for the Meeting, and further solicitation of proxies may be made without the necessity of further notice. The persons named as proxies will vote in favor of any such adjournment those proxies which instruct them to vote in favor of the proposal to be considered at the Meeting, and will vote against any such adjournment those proxies which instruct them to vote against or to abstain from voting on such proposal. Any such adjournment must be approved by a majority of the Shares voting on the matter.

                     ADDITIONAL INFORMATION

Beneficial Owners

        As of August 31, 1996, Charles Schwab & Co., Inc., Attn. Mutual Funds Department, 101 Montgomery Street, San Francisco, California 94104-4122, was the record owner of 540,638 Shares of the Fund which represent 13.3% of the Funds outstanding shares. As of August 31, 1996, the Fund's directors and officers beneficially owned Shares of the Fund in the following amounts:

                                                               Percent of
   Name                          Amount of Shares         Shares Outstanding

James W. Stratton                            [1]
Director/Chairman                      56,380                    1.39%

Lynne M. Cannon
Director                                  197                      *

John J. Lombard, Jr.
Director                                  302                      *

Henry A. Rentschler
Director                                  730                      *

Merritt N. Rhoad, Jr.
Director                                8,480                      *

Alexander F. Smith
Director                                  642                      *

Richard W. Stevens
Director                               44,682                     1.10%

Gerard E. Heffernan
President                              36,1531                     *

All Directors and
Officers as a group                   112,2241                    2.77%

[1]Includes 35,342 shares held by the Stratton Management Company P/S/P
   401K Plan of which Mr. Stratton, Mr. Heffernan and another officer of the Fund are trustees.

*  Less than 1%.

        For purposes of the 1940 Act, any person who owns directly or through one or more controlled companies more than 25 percent of the voting securities of a company is presumed to "control" such company. There has not been a change of control of the Fund since the beginning of its last fiscal year and there is no arrangement known to the Fund, the operation of which may result in a change of control of the Fund at a subsequent date.

Shareholder Meetings

        The Fund's Articles of Incorporation do not require that an annual meeting of shareholders be held each year and the Fund does not intend to hold annual meetings of shareholders except as required by the 1940 Act or other applicable law. The Fund's By-laws provide that special meetings of shareholders, including meetings to consider the removal of directors, shall be called at the written request of the shareholders entitled to vote at least 50 percent of the outstanding Shares of the Fund entitled to be voted at such meetings.

Service Providers

        The Fund's investment adviser is Stratton Management Company, which maintains its principal office at Plymouth Meeting Executive Campus, 610 W. Germantown Pike, Suite 300, Plymouth Meeting, Pennsylvania 19462. The Fund's administrator is Fund/Plan Services, Inc. and its principal underwriter is Fund/Plan Broker Services, Inc., both of which maintain their principal office at 2 W. Elm Street, P.O. Box 874, Conshohocken, Pennsylvania 19428.

Other Matters

        No business other than the matter described above is expected to come before the Meeting, but should any other matter requiring a vote of shareholders arise, including any questions as to an adjournment of the Meeting, the persons named in the enclosed proxy will vote thereon according to their best judgment in the interests of the Fund.

        SHAREHOLDERS WHO WISH TO HAVE THEIR SHARES VOTED ARE REQUESTED
TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


Dated:  October 15, 1996

                              APPENDIX A


                          COMPARATIVE TOTAL RETURNS
                          Annual Total Returns (%)


Year         NAREIT Equity Index  Dow Jones Utility Average     S&P500 Index
1978              10.3                -4.0                     6.4
1979              35.9                18.5                     18.2
1980              24.4                17.8                     32.3
1981              6.0                 5.7                      -5.0
1982              21.6                22.2                     21.4
1983              30.6                21.8                     22.4
1984              20.9                25.5                     6.1
1985              19.1                27.6                     31.6
1986              19.2                27.1                     18.6
1987              -3.7                -7.9                     5.1
1988              13.5                15.6                     16.6
1989              8.8                 35.3                     31.7
1990              -15.3               -4.5                     -3.1
1991              35.7                15.1                     30.5
1992              14.6                4.0                      7.6
1993              19.6                9.6                      10.1
1994              3.2                 -15.1                     1.3
1995              15.3                32.4                     37.6
Mean (1978-95)    15.5                13.7                     16.1

                  Average Annual Compound Returns (%)

Year         NAREIT Equity Index Dow Jones Utility Average     S&P500 Index
18 Yrs       14.8                12.8                            15.4
17 Yrs       15.1                13.9                            15.9
16 Yrs       13.9                13.6                            15.8
15 Yrs       13.2                13.3                            14.7
14 Yrs       13.7                13.9                            16.3
13 Yrs       13.2                13.2                            15.9
12 Yrs       11.8                12.6                            15.4
11 Yrs       11.0                11.4                            16.3
10 Yrs       10.3                10.0                            14.9
9 Yrs         9.3                 8.1                            14.4
8 Yrs        11.0                10.4                            15.7
7 Yrs        10.7                9.7                             15.5
6 Yrs        11.0                5.9                             13.1
5 Yrs        17.2                8.0                             16.6
4 Yrs        13.0                6.4                             13.4
3 Yrs        12.5                7.2                             15.3
2 Yrs         9.0                 6.0                            18.1
1 Yr         15.3                32.4                            37.6

Sources: National Council of Real Estate Investment Fiduciaries, Standard & Poor's, and Dow Jones

The NAREIT Equity Index is an unmanaged index of common stocks of all tax-qualified equity REITs listed on the New York Stock Exchange, the American Stock Exchange and the NASDAQ National Market System. The Dow Jones Utility Average is an unmanaged index of common stocks issued by electric and gas utilities. The S&P 500 Index is an unmanaged index of 500 leading stocks. These indices do not include the effect of expenses experienced by the Fund. Past performance is not predictive of future results.

                          PROXY CARD

             Stratton Monthly Dividend Shares, Inc.

                Special Meeting of Shareholders
                       November 29, 1996

   The undersigned hereby appoints Patricia L. Sloan and James A. Beers (the "Proxies"), and each of them, attorneys and proxies of the undersigned, each with power of substitution and resubstitution, to attend, vote and act for the undersigned at the Special Meeting of Shareholders (the "Meeting") of Stratton Monthly Dividend Shares, Inc. (the "Fund") to be held at the offices of the Fund, Plymouth Meeting Executive Campus, 610
W. Germantown Pike, Suite 300, Plymouth Meeting, Pennsylvania 19462 at 8:00 A.M. (Eastern Time) on Friday, November 29, 1996, and at any adjournment(s) thereof. The Proxies shall cast votes according to the number of shares of the Fund which the undersigned may be entitled to vote with respect to the proposal set forth below, in accordance with the specification indicated, if any, and shall have all the powers which the undersigned would possess if personally present. The undersigned hereby revokes any prior proxy to vote at the Meeting, and hereby ratifies and confirms all that said Proxies, or any of them, may lawfully do by virtue hereof or thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF THE FUND AND THE PROXY STATEMENT DATED OCTOBER 15, 1996.

THIS PROXY IS SOLICITED AND PROPOSED BY THE BOARD OF TRUSTEES OF THE FUND, WHICH UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THIS PROXY WILL BE VOTED AS SPECIFIED BELOW WITH RESPECT TO THE ACTIONS TO BE TAKEN ON THE FOLLOWING PROPOSAL. IN THE ABSENCE OF ANY SPECIFICATION, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL.

   Proposal to approve a change to the Fund's policy of investing at least 25% of its assets in securities of public utility companies engaged in the production, transmission or distribution of electric, energy, gas, water or telephone service so that the policy includes securities of Real Estate Investment Trusts in addition to securities of companies in the foregoing industries.

        ___  YES        ___  NO         ___ ABSTAIN

   In their discretion, the Proxies, and each of them, are authorized to vote upon any other business that may properly come before the Meeting, or any adjournment(s) thereof, including any adjournment(s) necessary to obtain requisite quorums and/or approvals.
                            _______________________________

                            ________________________________


                            Please sign above exactly as your
                            name(s) appear(s) hereon.  If a
                            corporation, please sign in full
                            corporate name by an authorized
                            officer.  If a partnership, please sign
                            in partnership name by an authorized
                            person.  Each joint owner should sign
                            personally.  Fiduciaries should give
                            full titles as such.


                            ____________________ , 1996
                            (Please Date)